THE EHRENKRANTZ TRUST

CODE OF ETHICS

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STATEMENT OF GENERAL PRINCIPALS

The following general fiduciary principles shall govern all personal investment activities:

1. The interests of shareholders shall at all times be placed first.

2. All personal securities transactions shall be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

3. It is a fundamental standard that investment company personnel should not take inappropriate advantage of their positions.

SECTION 1 - DEFINITIONS

1. Definitions

(a) "Fund" means The Ehrenkrantz Trust.

(b) "Access person" means any director, officer, general partner, or advisory person of the Fund.

(c) "Advisory person" means (i) any employee of the Fund or of any company in a control relationship to the Fund, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security, provided however that a person does not become an "advisory person" simply by virtue of the following:

(i) normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading; or

(ii) a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.

(d) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(e) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

(f) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

(g) "Disinterested director" means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act.

(h) "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

(I) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by [the board or some other entity or person].

(j) "Supervisory Person" shall mean the person specified in Exhibit "A" hereto. Such person shall have supervisory responsibility over this Code of Ethics and shall be designated by the Board of Directors.

(k) "Security held or to be acquired" by the Fund means any security as defined in the Rule which, within the most recent 15 days, (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund for purchase by the Fund.

SECTION 2 - EXEMPTED TRANSACTIONS

2, Exempted Transactions

The prohibitions of Section 3 of this Code shall not apply to:

(a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

(b) Purchases or sales of securities which are not eligible for purchase or sale by the Fund.

(c) Purchases or sales which are non-volitional on the part of either the access person or the Fund.

(d) Purchases which are part of an automatic dividend reinvestment plan.

(e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f) Purchases or sales which receive the prior approval of [name of person or body] because they are only remotely potentially harmful to the Fund, because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.

SECTION 3 - PROHIBITIONS

3. Prohibited Purchases and Sales

No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale:

(a) is being considered for purchase or sale by the Fund; or

(b) is being purchased or sold by the Fund.

SECTION 4 - REPORTING

4. Reporting

(a) Every access person shall report to the Fund the information described in Section 4(c) of this Code with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

(b) A disinterested director of the Fund need only report a transaction in a security if such director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the director, such security was purchased or sold by the Fund or was being considered by the Fund or its investment advisor for purchase or sale by the Fund.

(c) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(I) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii) The price at which the transaction was effected; and,

(iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

(d) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

SECTION 5 - SUBSTANTIVE RESTRICTIONS

5. Substantive Restrictions

(a) No advisory person shall acquire any securities in an initial public offering.

(b) No advisory person shall acquire any securities in a private placement without the express prior approval of the Supervisory Person.

(c) No advisory person shall buy or sell a security within at least seven (7) days before and after the Fund trades in that security.

(d) No advisory person shall profit in the purchase and sale, or sale and purchase, of the same securities within sixty (60) days.

(e) No access person shall receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Fund.

(f) No advisory person shall serve on the board of directors of any publicly traded company without the prior authorization of the Fund's Board of Directors upon a finding that such board service would be consistent with the interests of the Fund and its shareholders.

SECTION 6 - COMPLIANCE PROCEDURES

6. Compliance Procedures

(a) All advisory persons shall be required to "preclear" all personal securities investments, with the exception of transactions in government securities or money market funds, with the Supervisory Person to determine whether such investment may be prohibited or limited by this Code of Ethics.

(b) All advisory persons shall be required to disclose to the Supervisory Person all personal securities holdings upon commencement of employment and thereafter on an annual basis.

(c) All access persons shall be required to certify annually that they have read and understand the Code of Ethics and recognize that they are subject thereto, and further, to certify annually that they have complied with the requirements of the Code of Ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

(d) The Supervisory Person shall report annually to the Board of Directors, such report to:

(I) Identify any changes in procedures with respect to the Code made during the past year;

(ii) Identify any violation requiring significant remedial action during the past year; and

(iii) Identify any recommended changes in existing restrictions or procedures based upon the Funds experience, evolving industry practices, or developments in applicable law or regulations.

SECTION 7 - SANCTIONS

7. Sanctions

Upon discovering a violation of this Code, the board of directors of the Fund may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.

EXHIBIT A

1. The "Supervisory Person" is : Joan King____

2. "Advisory Persons" are identified as follows:

  Irwin Nussbaum

Joan King

3. "Access Persons" are identified as follows:

Irwin Nussbaum

Joan King

Stanley Brown

Vincent Jay

Arthur Walsh